Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Gary J. Ortale	Steven Carr
President & CEO	EVP & CFO	Dresner Corporate Services
319.356.5800	319.356.5800	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS
Iowa City, Iowa, October 24, 2013 - MidWestOne Financial Group, Inc. (NASDAQ - MOFG), today reported results for its three and nine months ended September 30, 2013. Net income for the third quarter of 2013 rose to $4.9 million, or $0.57 per diluted share, compared with $4.2 million, or $0.50 per diluted share, for the third quarter of 2012.
Net income for the third quarter of 2013 was 14.8% higher than the same period in 2012 primarily due to:

•
a 16.6% increase in noninterest income, mainly due to a $0.2 million increase in mortgage origination and mortgage servicing fees in the third quarter of 2013, driven by a $0.5 million increase in the fair value of retained mortgage servicing rights, and a $0.3 million impairment loss on investment securities in the third quarter of 2012, for which no comparable loss was recorded in the 2013 period; and

•	a decrease of 4.0% in noninterest expense; partially offset by

•	a 3.3% decrease in net interest income.
“This was a strong quarter for MidWestOne; in fact, it is the best quarter in terms of earnings per share since our 2008 merger,” stated President and Chief Executive Officer, Charles N. Funk. “With that said, we very clearly received a large boost from the mortgage servicing rights adjustment to income during the quarter, which we do not expect to see repeated. We continued to post solid loan growth, good wealth management fee income increases and our expense control remains very good.”
Net income for the first nine months of 2013 was $14.2 million, which represents a $2.0 million, or 16.4%, increase compared to $12.2 million of net income for the same period of 2012, with earnings per diluted share of $1.66 and $1.43 for the comparative year-to-date periods, respectively. The increase in net income was due primarily to lower noninterest expense, mainly due to the expense related to the termination and liquidation of the Company's defined benefit pension plan in 2012, offset in part by decreased noninterest income, mainly due to the gain on the sale of the Home Mortgage Center location in 2012. After excluding the $6.1 million pension liquidation expense and the $4.0 million gain on the sale of the Company's Home Mortgage Center, adjusted diluted earnings per share for the first nine months of 2012 were $1.58.
Results of Operations
Net interest income for the third quarter of 2013 declined $0.4 million, or 3.3%, from $13.7 million for the third quarter of 2012, to $13.3 million. Income from loan pool participations was $0.2 million for the third quarter of 2013, a decrease of $0.7 million compared to the same period a year ago, on a much lower level of investment in 2013, as the Company continues to exit this line of business as balances pay down. Loan pool participation income is accounted for on a cash basis when actual payments are received, which can cause income related to this item to vary widely from quarter to quarter. Despite increases in loan balances, loan interest income decreased $0.6 million, or 4.3%, to $12.2 million for the third quarter of 2013, compared to $12.8 million for the same period of 2012, due to the generally low interest rate environment. Income from investment securities decreased to $3.7 million for the third quarter of 2013 compared to $3.9 million for the third quarter of 2012, due mainly to a decrease in the average balance of investment securities of $11.2 million between the two comparable periods. Interest expense decreased $1.0 million, or 26.3%, to $2.9 million for the third quarter of 2013, compared to $3.9 million for the same period of 2012, primarily due to lower expense on deposit accounts resulting from lower interest rates.

Net interest income for the first nine months of 2013 increased $0.5 million to $40.7 million compared with the nine months ended September 30, 2012. Income from loan pool participations increased $0.2 million, or 10.1%, to $1.9 million, while loan interest income decreased $2.0 million, or 5.3%, to $36.6 million for the first nine months of 2013. Interest expense decreased $2.8 million, or 22.8%, to $9.4 million for the nine months ended September 30, 2013, compared with $12.2 million for the same period a year ago.
“We are pleasantly surprised that our net interest margin has held up well in this ultra-low interest rate environment,” stated Mr. Funk. “The loan growth has helped as has our disciplined deposit pricing, though this has perhaps come at the expense of overall balance sheet growth. We continue to expect margin compression as we move into 2014 unless interest rates begin to move higher.”
The net interest margin for the third quarter of 2013, calculated on a fully tax-equivalent basis, was 3.43%, or 14 basis points lower than the 3.57% net interest margin for the third quarter of 2012. Lower rates paid on interest-bearing liabilities largely offset the lower yields being received on interest-earning assets. The Company posted a net interest margin of 3.48% for the first nine months of 2013, virtually unchanged from the 3.51% for the prior year period for predominantly the same reason.
The provision for loan losses for the third quarter of 2013 was $0.3 million, a decrease of $0.3 million from $0.6 million in the third quarter of 2012, reflecting management’s belief that the regional economy has generally stabilized and is showing signs of renewed growth. As of September 30, 2013, the year-to-date provision for loan losses was $1.0 million, compared with $1.7 million for the same period last year, a decrease of $0.7 million, or 39.3%. The decreased provision reflects the effects of a significant loan recovery during the first quarter of 2013.
Noninterest income for the third quarter of 2013 increased to $3.8 million, up $0.5 million, or 16.6%, from $3.3 million in the third quarter of 2012, primarily a result of the $0.3 million impairment loss on investment securities in the third quarter of 2012, for which no comparable loss was recorded in the 2013 period. Mortgage origination and loan servicing fees increased $0.2 million, or 17.8%, to $1.1 million for the third quarter of 2013, compared to $0.9 million for the same quarter of 2012. The increase was due to the fair value adjustment of retained mortgage servicing rights. These increases were partially offset by a decrease in service charges and fees on deposit accounts of $0.1 million, or 7.1%, to $0.8 million during the third quarter of 2013, compared with $0.9 million in the third quarter of 2012, primarily as a result of decreased NSF check fee income.
For the first nine months of 2013, noninterest income declined to $11.5 million, a decrease of $4.1 million, or 26.4%, from $15.6 million during the same period of 2012. The primary reason for this decrease was a one-time gain on the sale of the Home Mortgage Center location recognized in 2012. Net gains on the sale of available for sale securities for the first nine months of 2013 decreased $0.6 million to $0.1 million, from $0.7 million for the same period of 2012. These decreases were partially offset by the absence of a $0.3 million impairment loss on investment securities as had been recognized in the third quarter of 2012, and a $0.3 million, or 13.1%, increase in mortgage origination and loan servicing fees to $2.8 million from $2.5 million in the first nine months of 2012, mainly due to the fair value adjustment of retained mortgage servicing rights. Trust, investment, and insurance fees of $4.1 million for the nine months ended September 30, 2013, was an improvement of $0.3 million, or 8.0%, from $3.8 million for the same period of 2012. This increase was primarily attributable to increased trust department fee income.
Third quarter 2013 noninterest expense was $10.3 million, a decrease of $0.4 million, or 4.0%, from $10.7 million for the third quarter of 2012. With the exception of a small increase in both net occupancy and equipment expense and professional fees, all other noninterest expense categories experienced a decline for the third quarter of 2013, compared with the third quarter of 2012. Noninterest expense decreased to $31.9 million, for the first nine months of 2013, from $38.1 million for the same period of 2012, mainly due to the one-time expense related to the termination and liquidation of the Company's defined benefit pension plan in 2012. Absent that event, salaries and employee benefits increased $0.5 million, or 2.7%, primarily due to annual salary increases for employees that were effective at the beginning of 2013. With the exception of a small increase in net occupancy and equipment expense, all other noninterest expense categories experienced a decline for the first nine months of 2013, compared with the same period of 2012.
Income tax expense was $1.7 million for the third quarter of 2013 compared with $1.5 million for the same period in 2012, and was $5.1 million for the nine months ended September 30, 2013 compared to $3.8 million for the same period in 2012. The expense variation for both the three- and nine-month periods was primarily due to changes in the levels of taxable income and, for the nine-month period, the realization of a tax benefit in the second quarter of 2012 due to the partial release of a valuation allowance on capital losses.
Balance Sheet and Asset Quality
Total assets declined to $1.74 billion at September 30, 2013 from $1.79 billion at December 31, 2012, resulting primarily from decreased investment in securities and a decrease in cash and cash equivalents, partially offset by an increase in loans. Deposit balances and repurchase agreements both decreased, while Federal Home Loan Bank borrowings and Federal Funds purchased increased. Total deposits at September 30, 2013, declined to $1.32 billion, a decrease of $78.1 million, or 5.6%, from December 31, 2012, and repurchase agreements decreased $10.2 million to $58.7 million at September 30, 2013, from $68.8 million at December 31, 2012. Deposit reduction was primarily concentrated in certificate of deposit accounts, due to the low interest rates being paid on time deposits and depositors choosing other savings and investing alternatives aside from the Company’s deposit account products.
Total bank loans (excluding loan pool participations and loans held for sale) increased $41.6 million to $1.08 billion at September 30, 2013, compared to $1.04 billion as of December 31, 2012. Increases were primarily in commercial and industrial loans, one- to four- family first lien, other commercial real estate, and farmland loans. These increases were partially offset by decreases in construction and development, one- to four- family junior liens, and other commercial real estate loans. At the end of the third quarter of 2013, the largest category of bank loans was commercial real estate, comprising 40% of the portfolio, of which 8% was farmland, 6% was construction and development, and 5% was multifamily residential mortgages. Residential real estate loans was the next largest category at 26%, followed by commercial and industrial loans at 24%, agricultural loans at 8%, and consumer loans at 2%.
Nonperforming bank loans increased from $10.7 million, or 1.03% of total bank loans, at December 31, 2012, to $11.8 million, or 1.09% of total bank loans, at September 30, 2013. At September 30, 2013, nonperforming loans consisted of $3.0 million in nonaccrual loans, $7.8 million in troubled debt restructures (“TDRs”) and $0.9 million in loans past due 90 days or more and still accruing. This compares to nonaccrual loans of $2.9 million, TDRs of $7.1 million, and loans past due 90 days or more and still accruing of $0.6 million at December 31, 2012. The increase in overall nonperforming loans was primarily due to the addition of seven new loans to TDR status (one commercial, two commercial real estate, three residential real estate first liens and one residential real estate junior lien), along with three previously restructured loans (one commercial and two residential real estate) that were classified as TDRs in 2013 due to payment default. The increase in loans 90 days past due and still accruing interest was due to one commercial loan totaling $0.2 million and four real estate loans totaling $0.3 million, while nonaccrual loans remained relatively unchanged. Bank loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) were $5.2 million at September 30, 2013, compared with $6.1 million at December 31, 2012. At September 30, 2013, other real estate owned (not included in nonperforming loans) was $1.9 million, down from $3.3 million at December 31, 2012. During 2013 the Company added seven properties to other real estate owned, while at the same time selling seven properties, excluding lot sales from existing development properties. As of September 30, 2013, the allowance for bank loan losses was $16.5 million, or 1.53% of total bank loans, compared with $16.0 million, or 1.54% of total bank loans, at December 31, 2012. The allowance for loan losses represented 140.31% of nonperforming bank loans at September 30, 2013, compared with 149.77% of nonperforming bank loans at December 31, 2012. The Company had net bank loan charge-offs of $0.5 million in the first nine months of 2013, or an annualized 0.06% of average bank loans outstanding, compared to net charge-offs of $1.6 million, or an annualized 0.21% of average bank loans outstanding, for the same period of 2012.
Loan pool participations (participation interests in performing, subperforming and nonperforming loans that have been purchased from various nonaffiliated banking organizations) were $30.2 million at September 30, 2013, down from $37.8 million at December 31, 2012, and $40.0 million at the end of the third quarter last year. The Company entered into this business upon consummation of its merger with the Former MidWestOne in March 2008. As previously announced, the Company has decided to exit this line of business as current balances pay down, as it is not part of its core business strategy.
The Company has minimal exposure in loan pools to consumer real estate, subprime credit or construction and real estate development loans. The net “all-in” yield (after all expenses) on loan pool participations was 2.85% for the third quarter of 2013, down from 8.31% for the third quarter of 2012. Yields were 7.56% and 5.02% for the first nine months of 2013 and 2012, respectively. The net yield was lower in the third quarter of 2013 due to the absence of gains realized from loan payoffs in the portfolio at a value greater than their net book value, as had occurred in the third quarter of 2012. The net yield was higher in the first nine months of 2013 due to the payoff of several loans in the portfolio at a value greater than their net book value, earlier in the year. Including loan pool participations, the loan to deposit ratio was 83.8% as of September 30, 2013, compared with 76.7% as of December 31, 2012.
Investment securities totaled $523.0 million at September 30, 2013, or 30.1% of total assets, down from $590.2 million, or 32.9% of total assets, as of December 31, 2012. A total of $490.1 million of the investment securities were classified as available for sale at September 30, 2013. As of September 30, 2013, the portfolio consisted mainly of U.S. government agencies (9.8%), mortgage-backed securities (41.0%), and obligations of states and political subdivisions (42.8%).
Capital Adequacy
Total shareholders’ equity was $175.5 million as of September 30, 2013, compared to $173.9 million as of December 31, 2012, an increase of $1.6 million, or 0.9%. This increase was primarily attributable to net income of $14.2 million for the first nine months of 2013, partially offset by a $8.8 million decrease in accumulated other comprehensive income due to market value adjustments on investment securities available for sale, the payment of $3.2 million in common stock dividends, and a $0.5 million increase in treasury stock due to repurchases. The total shareholders’ equity to total assets ratio was 10.10% at September 30, 2013, up from 9.70% at December 31, 2012. The tangible equity to tangible assets ratio was 9.63% at September 30, 2013, compared with 9.22% at December 31, 2012. Tangible book value per share was $19.66 at September 30, 2013, an increase from $19.39 per share at December 31, 2012.
“We are very pleased with our company’s performance thus far in 2013,” continued Mr. Funk. “Profitability returns are good and we are very happy with the 56.24% efficiency ratio for the third quarter. Our capital levels are strong, liquidity is in ample supply and asset quality remains in the top tier of our Midwestern peers of similar size. The challenge for us will be to continue this momentum into 2014.”
Prior Period Accounting Correction
During the quarter ended June 30, 2013, the Company identified an immaterial error in its accounting for other-than-temporary impairment on its portfolio of collateralized debt obligations. This error related to the identification of credit-related impairments subsequent to the Company's adoption of Financial Accounting Standards Board (FASB) Staff Position (FSP) No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” as of April 1, 2009.
As a result, the Company has adjusted prior period amounts to correct this immaterial error. In addition to certain adjustments made to periods prior to 2012, retained earnings and accumulated other comprehensive income on the Company’s consolidated balance sheets as of December 31, 2012 were decreased and increased, respectively, by $2,870,000. Of these amounts, $2,323,000 related to the after-tax effect of credit impairments that should have been recognized in the year ended December 31, 2009. A downward adjustment of $212,000 to net income on the consolidated statements of operations for the three- and nine-month periods ended September 30, 2012 was also necessary as a result of this correction.
Quarterly Cash Dividend Declared
On October 15, 2013, the Company’s board of directors declared a fourth quarter cash dividend of $0.125 per common share, which is the same as the dividend paid last quarter. The dividend is payable December 16, 2013, to shareholders of record at the close of business on December 1, 2013. At this quarterly rate, the indicated annual cash dividend is equal to $0.50 per common share.
Conference Call Details
MidWestOne will host a conference call for investors at 11:00 a.m., CDT, on Friday, October 25, 2013. To participate, dial 888-317-6016 at least fifteen minutes before the call’s start time. If you are unable to participate on the call, a replay will be available until November 6, 2013 on the Company’s web site: www.midwestone.com. A transcript of the call will also be available on the web site within three business days of the event.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company’s bank subsidiary MidWestOne Bank, is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Iowa City, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our authorized representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “should,” “could,” “would,” “plans,” “intend,” “project,” “estimate,” “forecast,” “may” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.

Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values could cause an increase in the allowance for credit losses and a reduction in net earnings; (2) our management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (3) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (4) fluctuations in the value of our investment securities; (5) governmental monetary and fiscal policies; (6) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder, as well as rules approved by the federal bank regulatory agencies to implement the Basel III capital accord), and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (7) the ability to attract and retain key executives and employees experienced in banking and financial services; (8) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (9) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (10) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (11) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (12) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (13) volatility of rate-sensitive deposits; (14) operational risks, including data processing system failures or fraud; (15) asset/liability matching risks and liquidity risks; (16) the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; and (20) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.

Non-GAAP Presentations:
Certain non-GAAP ratios and amounts are provided to evaluate and measure the Company’s operating performance and financial condition, including net interest margin, the Tier 1 capital to average assets ratio, the tangible equity to tangible assets ratio, return on average equity and various performance metrics excluding one-time events. Management believes this data provides investors with pertinent information regarding the Company’s profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of	As of	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands, except per share data)	2013	2013	2013	2012	2012
Tangible Equity
Total shareholders’ equity	$175,534	$172,283	$176,865	$173,932	$171,524
Less: Intangible assets, net	(8,971)	(9,137)	(9,303)	(9,469)	(9,663)
Tangible equity	$166,563	$163,146	$167,562	$164,463	$161,861
Tangible Assets
Total assets	$1,738,525	$1,741,884	$1,785,645	$1,792,819	$1,721,630
Less: Intangible assets, net	(8,971)	(9,137)	(9,303)	(9,469)	(9,663)
Tangible assets	$1,729,554	$1,732,747	$1,776,342	$1,783,350	$1,711,967
Common shares outstanding	8,470,058	8,466,471	8,498,484	8,480,488	8,487,518
Tangible Book Value Per Share	$19.66	$19.27	$19.72	$19.39	$19.07
Tangible Equity/Tangible Assets	9.63%	9.42%	9.43%	9.22%	9.45%
Tier 1 Capital
Total shareholders’ equity	$175,534	$172,283	$176,865	$173,932	$171,524
Plus: Long term debt (qualifying restricted core capital)	15,464	15,464	15,464	15,464	15,464
Net unrealized gains on securities available for sale	(2,240)	(2,874)	(10,119)	(11,050)	(12,048)
Less: Disallowed intangibles	(9,203)	(9,317)	(9,471)	(9,617)	(9,807)
Tier 1 Capital	$179,555	$175,556	$172,739	$168,729	$165,133
Average Assets
Quarterly average assets	$1,725,930	$1,763,211	$1,764,354	$1,757,910	$1,692,759
Less: Disallowed intangibles	(9,203)	(9,317)	(9,471)	(9,617)	(9,807)
Average Assets	$1,716,727	$1,753,894	$1,754,883	$1,748,293	$1,682,952
Tier 1 Capital/Average Assets	10.46%	10.01%	9.84%	9.65%	9.81%

	For the Three Months Ended September 30,	For the Nine Months Ended September 30,	For the Year Ended December 31,	For the Three Months Ended September 30,	For the Nine Months Ended September 30,
(dollars in thousands)	2013	2013	2012	2012	2012
Net Income	$4,864	$14,185	$16,534	$4,238	$12,182
Plus: Intangible amortization, net of tax(1)	108	324	513	129	385
Adjusted net income	$4,972	$14,509	$17,047	$4,367	$12,567
Plus: Loss on termination of pension	—	—	6,088	—	6,088
Less: Gain on sale of Home Mortgage Center	—	—	(4,047)	—	(4,047)
Net tax effect on above items(2)	—	—	(755)	—	(755)
Adjusted net income, exclusive of loss on termination of pension and gain on sale of Home Mortgage Center	$4,972	$14,509	$18,333	$4,367	$13,853
Average Tangible Equity
Average total shareholders’ equity	$172,136	$174,975	$165,429	$169,022	$163,016
Less: Average intangible assets, net	(9,038)	(9,172)	(9,785)	(9,742)	(9,900)
Average tangible equity	$163,098	$165,803	$155,644	$159,280	$153,116
Return on Average Tangible Equity (annualized)	12.10%	11.70%	10.95%	10.91%	10.96%
Return on Average Tangible Equity, Exclusive of Loss on Termination of Pension and Gain on Sale of Home Mortgage Center (annualized)	12.10%	11.70%	11.78%	10.91%	12.09%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 34% for 2012, and 35% for 2013
(2) Computed assuming a combined state and federal tax rate of 37%
September 30, 2012 values may differ from previously reported amounts due to prior period accounting correction.

	For the Three Months Ended September 30,	For the Nine Months Ended September 30,	For the Year Ended December 31,	For the Three Months Ended September 30,	For the Nine Months Ended September 30,
(dollars in thousands, except earnings per share)	2013	2013	2012	2012	2012
Net Interest Margin Tax Equivalent Adjustment
Net interest income	$13,265	$40,665	$53,350	$13,719	$40,193
Plus tax equivalent adjustment:(1)
Loans	248	706	827	210	615
Securities	674	2,095	2,304	582	1,707
Tax equivalent net interest income (1)	$14,187	$43,466	$56,481	$14,511	$42,515
Average interest earning assets	$1,639,773	$1,670,128	$1,630,835	$1,619,260	$1,615,419
Net Interest Margin	3.43%	3.48%	3.46%	3.57%	3.51%
Net Income	$4,864	$14,185	$16,534	$4,238	$12,182
Plus: Loss on termination of pension	—	—	6,088	—	6,088
Less: Gain on sale of Home Mortgage Center	—	—	(4,047)	—	(4,047)
Net tax effect of above items(2)	—	—	(755)	—	(755)
Net income, exclusive of loss on termination of pension and gain on sale of Home Mortgage Center	$4,864	$14,185	$17,820	$4,238	$13,468
Return on Average Assets (annualized)	1.12%	1.08%	0.96%	0.99%	0.95%
Return on Average Assets, Exclusive of Loss on Termination of Pension and Gain on Sale of Home Mortgage Center (annualized)	1.12%	1.08%	1.03%	0.99%	1.05%
Return on Average Equity (annualized)	11.21%	10.84%	9.99%	9.97%	9.98%
Return on Average Equity, Exclusive of Loss on Termination of Pension and Gain on Sale of Home Mortgage Center (annualized)	11.21%	10.84%	10.77%	9.97%	11.04%
Earnings Per Common Share-Diluted	$0.57	$1.66	$1.94	$0.50	$1.43
Earnings Per Common Share-Diluted, Exclusive of Loss on Termination of Pension and Gain on Sale of Home Mortgage Center	0.57	1.66	2.10	0.50	1.58
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 34% for 2012, and 35% for 2013
(2) Computed assuming a combined state and federal tax rate of 37%
September 30, 2012 values may differ from previously reported amounts due to prior period accounting correction.

	For the Three Months Ended September 30,	For the Nine Months Ended September 30,	For the Year Ended December 31,	For the Three Months Ended September 30,	For the Nine Months Ended September 30,
(dollars in thousands)	2013	2013	2012	2012	2012
Operating Expense
Total noninterest expense	10,283	31,862	48,960	10,713	38,096
Less: Amortization of intangibles	(166)	(498)	(778)	(195)	(584)
Operating expense	$10,117	$31,364	$48,182	$10,518	$37,512
Less: Loss on termination of pension	—	—	(6,088)	—	(6,088)
Operating expense, exclusive of loss on termination of pension	$10,117	$31,364	$42,094	$10,518	$31,424
Operating Revenue
Tax equivalent net interest income (1)	$14,187	$43,466	$56,481	$14,511	$42,515
Plus: Noninterest income	3,800	11,494	19,737	3,258	15,626
Impairment losses on investment securities	—	—	345	337	337
Less: Gain on sale or call of available for sale securities	—	(84)	(805)	(8)	(741)
(Gain) loss on sale of premises and equipment	2	4	(4,188)	—	(4,205)
Operating revenue	$17,989	$54,880	$71,570	$18,098	$53,532
Efficiency Ratio	56.24%	57.15%	67.32%	58.12%	70.07%
Efficiency Ratio, Exclusive of Loss on Termination of Pension	56.24%	57.15%	58.82%	58.12%	58.70%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 34% for 2012, and 35% for 2013
September 30, 2012 values may differ from previously reported amounts due to prior period accounting correction.

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of September 30, 2013	As of December 31, 2012
(dollars in thousands)	(unaudited)
ASSETS
Cash and due from banks	$25,288	$30,197
Interest-bearing deposits in banks	778	16,242
Federal funds sold	—	752
Cash and cash equivalents	26,066	47,191
Investment securities:
Available for sale	490,148	557,541
Held to maturity (fair value of $30,743 as of September 30, 2013 and $32,920 as of December 31, 2012)	32,825	32,669
Loans held for sale	206	1,195
Loans	1,076,837	1,035,284
Allowance for loan losses	(16,505)	(15,957)
Net loans	1,060,332	1,019,327
Loan pool participations, net	28,071	35,650
Premises and equipment, net	26,535	25,609
Accrued interest receivable	10,554	10,292
Intangible assets, net	8,971	9,469
Bank-owned life insurance	29,367	28,676
Other real estate owned	1,917	3,278
Assets held for sale	—	764
Deferred income taxes	7,217	776
Other assets	16,316	20,382
Total assets	$1,738,525	$1,792,819
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$201,886	$190,491
Interest-bearing checking	576,318	582,283
Savings	94,043	91,603
Certificates of deposit under $100,000	270,275	312,489
Certificates of deposit $100,000 and over	179,129	222,867
Total deposits	1,321,651	1,399,733
Federal funds purchased	8,395	—
Securities sold under agreements to repurchase	58,663	68,823
Federal Home Loan Bank borrowings	145,187	120,120
Deferred compensation liability	3,492	3,555
Long-term debt	15,464	15,464
Accrued interest payable	1,267	1,475
Other liabilities	8,872	9,717
Total liabilities	1,562,991	1,618,887
Shareholders' equity:
Preferred stock, no par value; authorized 500,000 shares; no shares issued and outstanding at September 30, 2013 and December 31, 2012	$—	$—
Common stock, $1.00 par value; authorized 15,000,000 shares at September 30, 2013 and December 31, 2012; issued 8,690,398 shares at September 30, 2013 and December 31, 2012; outstanding 8,470,058 shares at September 30, 2013 and 8,480,488 shares at December 31, 2012	8,690	8,690
Additional paid-in capital	80,314	80,383
Treasury stock at cost, 220,340 shares as of September 30, 2013 and 209,910 shares at December 31, 2012	(3,796)	(3,316)
Retained earnings	88,110	77,125
Accumulated other comprehensive income	2,216	11,050
Total shareholders' equity	175,534	173,932
Total liabilities and shareholders' equity	$1,738,525	$1,792,819

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Interest income:
Interest and fees on loans	$12,215	$12,760	$36,606	$38,639
Interest and discount on loan pool participations	226	886	1,916	1,741
Interest on bank deposits	2	7	8	29
Interest on federal funds sold	—	—	—	1
Interest on investment securities:
Taxable securities	2,395	2,654	7,571	8,224
Tax-exempt securities	1,278	1,279	3,973	3,744
Total interest income	16,116	17,586	50,074	52,378
Interest expense:
Interest on deposits:
Interest-bearing checking	544	691	1,815	2,281
Savings	34	36	105	105
Certificates of deposit under $100,000	987	1,433	3,347	4,519
Certificates of deposit $100,000 and over	493	715	1,695	2,242
Total interest expense on deposits	2,058	2,875	6,962	9,147
Interest on federal funds purchased	10	6	37	11
Interest on securities sold under agreements to repurchase	31	43	96	145
Interest on Federal Home Loan Bank borrowings	671	767	2,068	2,353
Interest on notes payable	7	8	22	26
Interest on long-term debt	74	168	224	503
Total interest expense	2,851	3,867	9,409	12,185
Net interest income	13,265	13,719	40,665	40,193
Provision for loan losses	250	575	1,050	1,729
Net interest income after provision for loan losses	13,015	13,144	39,615	38,464
Noninterest income:
Trust, investment, and insurance fees	1,297	1,294	4,069	3,767
Service charges and fees on deposit accounts	786	846	2,236	2,424
Mortgage origination and loan servicing fees	1,083	919	2,844	2,514
Other service charges, commissions and fees	406	303	1,574	1,636
Bank-owned life insurance income	230	225	691	676
Impairment losses on investment securities	—	(337)	—	(337)
Gain on sale or call of available for sale securities (Includes $84 reclassified from accumulated other comprehensive income for net gains on available for sale securities for the nine months ended September 30, 2013)	—	8	84	741
Gain (loss) on sale of premises and equipment	(2)	—	(4)	4,205
Total noninterest income	3,800	3,258	11,494	15,626
Noninterest expense:
Salaries and employee benefits	6,099	6,207	18,565	24,167
Net occupancy and equipment expense	1,580	1,537	4,806	4,741
Professional fees	615	612	2,016	2,137
Data processing expense	364	443	1,092	1,258
FDIC insurance expense	255	326	845	929
Amortization of intangible assets	166	195	498	584
Other operating expense	1,204	1,393	4,040	4,280
Total noninterest expense	10,283	10,713	31,862	38,096
Income before income tax expense	6,532	5,689	19,247	15,994
Income tax expense (Includes $32 income tax expense reclassified from accumulated other comprehensive income for the nine months ended September 30, 2013)	1,668	1,451	5,062	3,812
Net income	$4,864	$4,238	$14,185	$12,182
September 30, 2012 values may differ from previously reported amounts due to prior period accounting correction.

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	As of and for the Nine Months Ended September 30, 2013	As of and for the Six Months Ended June 30, 2013	As of and for the Three Months Ended March 31, 2013	As of and for the Year Ended December 31, 2012	As of and for the Nine Months Ended September 30, 2012
(unaudited, dollars in thousands, except per share amounts)
Per share data:
Book value per share	$20.72	$20.35	$20.81	$20.51	$20.21
Tangible book value per share	19.66	19.27	19.72	19.39	19.07
Financial Ratios:
Tangible equity/tangible assets	9.63%	9.42%	9.43%	9.22%	9.45%
Total shareholders’ equity/total assets	10.10%	9.89%	9.90%	9.70%	9.96%
Tier 1 capital/average assets	10.46%	10.01%	9.84%	9.65%	9.81%
Total bank loans/total deposits	81.48%	79.39%	75.84%	73.96%	76.11%
Total loans + loan pool participations/total deposits	83.76%	81.77%	78.35%	76.66%	79.13%
Asset Quality
Gross bank loans	$1,076,837	$1,061,401	$1,041,783	$1,035,284	$1,011,264
Allowance for bank loan losses	16,505	16,578	16,260	15,957	15,827
Net charge-offs (recoveries)	502	179	(103)	2,098	1,578
Bank loans past due 30 - 89 days	5,244	6,373	6,465	6,141	5,342
Other real estate owned	1,917	2,774	3,025	3,278	3,117
Non-performing bank loans
Non-accrual loans	$3,041	$2,434	$2,385	$2,938	$3,196
Restructured loans	7,814	7,861	7,708	7,144	7,329
Loans 90+ days past due and still accruing interest	908	901	667	572	1,029
Total non-performing bank loans	11,763	11,196	10,760	10,654	11,554

Gross loan pool participations	$30,205	$31,851	$34,513	$37,784	$40,036
Allowance for loan pool participation losses	2,134	2,134	2,134	2,134	2,134
Net bank loan charge-offs (recoveries)/average bank loans - annualized	0.06%	0.03%	(0.04)%	0.21%	0.21%
Nonperforming bank loans/total bank loans	1.09%	1.05%	1.03%	1.03%	1.14%
Nonperforming bank loans + other real estate/total assets	0.79%	0.80%	0.77%	0.78%	0.85%
Allowance for bank loan losses/total bank loans	1.53%	1.56%	1.56%	1.54%	1.57%
Allowance for loan pool participation losses/total loan pool participations	7.07%	6.70%	6.18%	5.65%	5.33%
Allowance for bank loan losses/nonperforming bank loans	140.31%	148.07%	151.12%	149.77%	136.98%

	As of and for the Three Months Ended September 30,		As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
(unaudited, dollars in thousands, except per share amounts)	2013	2012	2013	2012	2012
Per share data:
Ending number of shares outstanding	8,470,058	8,487,518	8,470,058	8,487,518	8,480,488
Average number of shares outstanding	8,468,755	8,483,918	8,478,928	8,484,404	8,485,008
Diluted average number of shares	8,517,645	8,534,908	8,524,451	8,526,161	8,527,544
Earnings per common share - basic	$0.57	$0.50	$1.67	$1.44	$1.95
Earnings per common share - diluted	0.57	0.50	1.66	1.43	1.94
Dividends paid per common share	0.125	0.095	0.375	0.265	0.36
Performance Ratios:
Return on average assets	1.12%	0.99%	1.08%	0.95%	0.96%
Return on average shareholders’ equity	11.21%	9.97%	10.84%	9.98%	9.99%
Return on average tangible equity	12.10%	10.91%	11.70%	10.96%	10.95%
Net interest margin (Fully Tax Equivalent)	3.43%	3.57%	3.48%	3.51%	3.46%
Efficiency ratio*	56.24%	58.12%	57.15%	70.07%	67.32%
Average Balances:
Total bank loans	$1,062,615	$1,009,332	$1,052,200	$993,582	$1,001,259
Total loan pool participations	31,413	42,404	33,875	46,302	44,507
Interest-earning assets	1,639,773	1,619,260	1,670,128	1,615,419	1,630,835
Total assets	1,728,168	1,705,300	1,758,357	1,706,342	1,721,792
Interest-bearing deposits	1,112,997	1,143,310	1,156,884	1,155,214	1,164,635
Interest-bearing liabilities	1,329,927	1,353,135	1,370,903	1,361,278	1,370,232
Total equity	172,136	169,022	174,975	163,016	165,429

* Noninterest expense minus amortization of intangibles, divided by the sum of tax-equivalent net interest income plus noninterest income minus gain/loss or impairment on securities and premises and equipment.

September 30, 2012 values may differ from previously reported amounts due to prior period accounting correction.

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
Adjusted for Loss on Termination of Pension and Gain on Sale of Home Mortgage Center

Nine Months Ended
September 30, 2012

Return on average assets (annualized)	1.05%
Return on average equity (annualized)	11.04%
Return on average tangible common equity (annualized)	12.09%
Efficiency ratio	58.70%
Earnings per common share-diluted	$1.58
September 30, 2012 values may differ from previously reported amounts due to prior period accounting correction.